                                                                   Exhibit 10.16

                                 May 19, 2000

Sujata Luther
436  27th Street
Manhattan Beach, CA 90266

  Re:   Employment Agreement

Dear Sujata:

  Pursuant to our recent discussions, this Agreement confirms the terms of your employment with Brio Technology, Inc. (the "Company") as well as our understanding with respect to any termination of that employment relationship. This Agreement is contingent upon the successful completion of the Company's investigation concerning your background.

  1.  Position.   You will be employed by the Company as its Executive Vice
      --------
President of Marketing, and you will report to Yorgen Edholm, the Company's President and Chief Executive Officer. You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company.

  2.  Term of Employment.   Your employment with the Company will start on June
      ------------------
12, 2000, will be for no specified term, and may be terminated by you or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4 and 5 below.

  3.  Compensation.   You will be compensated by the Company for your services
      ------------
as follows:

      (a)  Salary: You will be paid a monthly salary of $20,833.33, less
           ------
applicable withholding, in accordance with the Company's normal payroll procedures. Your salary will be reviewed by the Company from time to time (but no more frequently than annually), and may be subject to adjustment based upon various factors including, but not limited to, your performance and the Company's profitability.

      (b)  Bonus Plan: You will participate in the Company's Executive Vice
           ----------
President Bonus Plan and you will be eligible to receive annual bonuses of up to $60,000 pursuant to that plan based upon the Company's achievement of various financial and/or other goals (75%) and your achievement of specific MBO's (25%). Bonuses are paid quarterly, and are subject to applicable withholding.

      (c)  Fringe Benefits: You will have the right, on the same basis as other
           ---------------
executive vice presidents at the Company, to participate in and to receive benefits under the Company's group health and dental insurance plans, as well as under the Company's 401(k) and Employee Stock Purchase Plans. You will also accrue paid time off in accordance with the Company's PTO policy.

Sujata Luther
May 19, 2000
Page 2

      (d)  Stock Option: Subject to the approval of the Company's Board of
           ------------
Directors (the "Board"), you will be granted an option to purchase 100,000 shares of the Company's common stock at an exercise price equal to the fair market value of that stock on the option grant date. Provided you remain employed by the Company, this option will vest over a four-year period, with 25,000 shares vesting on the first anniversary of the start of your employment, and 1/48 of the shares vesting each month thereafter. Your option will be governed by and subject to the terms and conditions of the Company's standard form of stock option agreement, which you will be required to sign in connection with the issuance of your option.

      (e)  Signing Bonus: On the date you start your employment with the
           -------------
Company, the Company will pay you a one-time signing bonus of $100,000, less applicable withholding. If your employment terminates for any reason within one year following your start date, you agree that you will immediately repay the Company the entire signing bonus ($100,000); provided, that such repayment amount will be reduced by $16,666.66 for each full month that you work for the Company beyond six months. (For example, if you work seven full months for the Company, the repayment amount will be $83,333.34.)

      (f)  Relocation Expense Advance: On the date you start your employment
           --------------------------
with the Company, the Company will provide you with $25,000 as an advance against your reasonable relocation expenses. You agree to provide the Company with appropriate receipts and other documentation establishing the amount of such expenses, and to promptly reimburse the Company for any portion of this advance that you do not use to pay relocation expenses. If your employment terminates for any reason within one year following your start date, you agree that you will immediately repay the Company the entire expense advance; provided, that such repayment will be reduced by $4,166.66 for each full month that you work for the Company beyond six months.

      (g)  Loan: Subject to the Board's approval, the Company will loan you
           ----
money to pay the down payment and associated closing costs for the purchase of a home in the Bay Area. The loan will bear interest at the prevailing market rate interest, and will be secured as agreed by you and the Company. The loan will become due and payable in full upon the earlier of (i) the sale of your home in Manhattan Beach, (b) three months after the start of your employment with the Company, or (c) the termination of your employment with the Company for any reason. The loan will be subject to your execution of an appropriate promissory note, security agreement and any other necessary documentation.

  4.  Voluntary Termination.   In the event that you resign from your employment
      ---------------------
with the Company, or in the event that your employment terminates as a result of your death or disability (meaning that you are unable to perform your duties for any 90 days in any one year period as a result of a physical and/or mental impairment), you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. You agree that if you resign from your employment with the Company for any reason, you will provide the Company with 30 days' written notice of your resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date.

Sujata Luther
May 19, 2000
Page 3


  5.  Other Termination.   Your employment may be terminated under the
      -----------------
circumstances set forth below.

      (a)  Termination for Cause: If your employment is terminated by the
           ---------------------
Company for cause as defined below, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination for cause.

  For purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company's confidential or proprietary information; (iii) any action by you which has a material detrimental effect on the Company's reputation or business; (iv) your failure or inability to perform any assigned duties after written notice from the Company to you of, and a reasonable opportunity to cure, such failure or inability; or (v) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties under this Agreement.

      (b)  Termination Without Cause:   If your employment is terminated by the
           -------------------------
Company without cause (and not as a result of your death or disability), and if you sign a general release of known and unknown claims in form satisfactory to the Company, you will receive a lump sum severance payment equal to three months' base salary at your final base salary rate, less applicable withholding.

  6.  Confidential and Proprietary Information.   As a condition of your
      ----------------------------------------
employment, you agree to sign the Company's standard form of employee confidentiality and assignment of inventions agreement.

  7.  Dispute Resolution.   In the event of any dispute or claim relating to or
      ------------------
arising out of your employment relationship with the Company, this Agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. You and the Company hereby knowingly and willingly waive your respective rights to have any such disputes or claims tried to a judge or jury. Provided, however, that this arbitration provision shall not apply to any claims for injunctive relief.

  8.  Assignment.   In view of the personal nature of the services to be
      ----------
performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.

  9.  Entire Agreement.   This Agreement and the agreements referred to above
      ----------------
constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral.

Sujata Luther
May 19, 2000
Page 4

  10. Modification.   This Agreement may only be modified or amended by a
      ------------
supplemental written agreement signed by you and an authorized representative of the Company.

  Sujata, we look forward to working with you at Brio Technology, Inc. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

                                             Sincerely,

                                             Brio Technology, Inc.

                                             By: /s/ Tamara MacDuff
                                                -------------------------------

   I agree to and accept employment with Brio Technology, Inc. on the terms and conditions set forth in this Agreement.

                                             /s/ Sujata Luther
  Date: May 31, 2000                         ----------------------------------
                                             Sujata Luther